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                               CODE OF ETHICS FOR
             THE OPERATION OF THE DIVERSIFIED INVESTORS FUNDS GROUP,
                    THE DIVERSIFIED INVESTORS FUNDS GROUP II,
               DIVERSIFIED INVESTORS STRATEGIC VARIABLE FUNDS, AND
                 DIVERSIFIED INVESTORS PORTFOLIOS (THE "FUNDS")

     ADOPTED JOINTLY BY THE FUNDS, DIVERSIFIED INVESTMENT ADVISORS, INC. AND
                     DIVERSIFIED INVESTORS SECURITIES CORP.

      The Diversified Investors Funds Group, The Diversified Investors Funds Group II, The Diversified Investors Strategic Variable Funds and Diversified Investors Portfolios (collectively, the "Funds"), Diversified Investment Advisors, Inc. (the "Advisor") and Diversified Investors Securities Corp. (the "Distributor") have determined to adopt this revised Code of Ethics (the "Code") as of August 23, 2005, to specify and prohibit certain types of personal securities transactions deemed to create a conflict of interest and to establish reporting requirements and preventive procedures pursuant to the provisions of Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") and Rule 204A-1 under the Investment Advisers Act of 1940 (the "Advisers Act").

I.    RULES APPLICABLE TO CERTAIN PERSONNEL

      A.    Definitions

            1.    An "Access Person" means:

                  (i) any Advisory Person (as defined below) of the Funds or the Advisor; or

                  (ii) any director, officer or general partner of the Distributor who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of a Security (as defined below) by a Fund for which the Distributor acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Securities.

                  All of a Fund's directors, trustees, officers and general partners are presumed to be Access Persons of the Fund.

            2. An "Advisory Person" means (1) any director, trustee, officer, or employee of any of the Funds or the Advisor (or any company in a control relationship to any of the Funds or the Advisor) who, in connection with his or her regular functions or duties, makes,

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                  participates in or obtains information regarding the purchase or sale of securities by any of the Funds or whose functions relate to the making of any recommendations with respect to such purchases or sales; (2) any natural person in a control relationship with any Fund or the Advisor who obtains information concerning recommendations regarding the purchase or sale of Securities by any Client; and (3) any Supervised Person of the Advisor (A) who is involved in making securities recommendations to Clients, or (B) has access to such recommendations that are nonpublic, access to nonpublic information regarding a Client's purchase or sale of securities, or access to nonpublic information regarding the portfolio holdings of an Affiliated Fund.

            3. "Affiliated Fund" means the Funds and any investment company registered under the 1940 Act whose investment adviser or principal underwriter Controls (as defined below) the Advisor, is Controlled by the Advisor, or is under common Control with the Advisor.

            4. "Automatic Investment Plan" means a program in which regular purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

            5. "Beneficial Ownership" shall be interpreted subject to the provisions of Rule 16a-1(a) (exclusive of paragraph (1) of such Rule) under the Securities Exchange Act of 1934.

            6. "Client" means any investment advisory client of the Advisor, including any Fund.

            7. "Control" shall have the same meaning as set forth in Section 2(a)(9) of the 1940 Act.

            8. "Disinterested Trustee" means a Trustee of the Funds (or, in the case of Diversified Investors Strategic Variable Funds, a member of the Managing Board) who is not an "interested person" within the meaning of Section 2(a)(19) of the 1940 Act.

            9. "Non-Advisory Employees" shall mean employees of the Advisor who: (a) have no involvement, either directly or indirectly, in the Advisor's investment advisory activities; (b) have no access to nonpublic information about Advisor's investment advisory activities, (c) are involved solely in Advisor's retirement plan services business, and (d)

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                  are not otherwise Access Persons of the Funds or the Advisor under the Code.

            10. "Portfolio Manager" means any officer or employee of any of the Funds or the Advisor (or any company in a control relationship to any of the Funds or the Advisor) who decides, or participates in deciding, which securities will be purchased or sold on behalf of a Client.

            11. "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a Security (as defined below) or the purchase or sale of a future or index on a Security or option thereon.

            12. "Security" shall have the meaning as set forth in Section 2(a)(36) of the 1940 Act (in effect, all securities), except that it shall not include direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (meaning instruments having a maturity at issuance of less than 366 days and that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization), including repurchase agreements, and shares of U.S. registered open-end investment companies other than the Affiliated Funds.

            13. A security is "being considered for purchase or sale" when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

            14. "Subadvisor" shall mean any investment advisor that the Advisor contracts with to provide day-to-day investment advisory services to any Fund or a portfolio thereof.

            15. "Supervised Person" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Advisor, or other person who provides investment advice on behalf of the Advisor and is subject to the supervision and control of the Advisor, provided that Supervised Persons shall not include Non-Advisory Employees.

      B.    Avoiding Conflicts of Interest

            No Access Person or Supervised Person shall enter into or engage in a security transaction or business activity or relationship which may result in

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            any financial or other conflict of interest between such person and a Client and each such person shall at all times and in all matters endeavor to place the interests of Clients before his or her personal interests.

      C.    Statement of General Principles on Personal Investment Activities

            Personal investment activities engaged in by an Access Person or Supervised Person shall be subject to the following general principles:

            1. as set forth in section I.B. above, no personal investment activities shall conflict with the duty to place the interests of Clients before any personal interests;

            2. all personal investment activities shall be conducted consistent with the requirements and standards set forth in this Code of Ethics in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust; and

            3. no such person shall, directly or indirectly, otherwise take inappropriate advantage of his or her positions with the Advisor, the Distributor or the Funds.

      D.    Prohibited Personal Investment Activities

            1. No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

                  a.    is being considered for purchase or sale by any Client;
                        or

                  b.    is being purchased or sold by any Client.

                  Without limiting the generality of the foregoing, no Portfolio Manager may purchase or sell any Security within seven (7) calendar days before and after any Client that he or she manages trades in that security.

            2. No Advisory Person of the Advisor shall acquire any securities in an initial public offering.

            3. No Advisory Person of the Advisor shall acquire any securities in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to section 4(2) of that

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                  Act without prior written approval by a designated review
                  officer of the Funds or the Advisor (the "Review Officer"). Prior to granting any such approval, the Review Officer shall take into account, among other factors, whether the investment opportunity represented by such private placement should be reserved for Clients and whether the opportunity is being offered to such Advisory Person by the virtue of his or her position with the Advisor, the Distributor, or a Fund. Any Advisory Person granted permission to invest in a private placement must promptly disclose such investment if he or she is subsequently involved in consideration of an investment in the same or an affiliated issuer by a Client and the decision with respect to such investment shall be subject to an independent review by Advisory Persons of the Funds or the Advisor with no personal interest in such issuer.

            4. No Advisory Person of the Advisor shall purchase and sell, or sell and purchase, the same (or equivalent) securities within sixty (60) calendar days without the prior written approval of a Review Officer. Prior to granting any such approval, the Review Officer shall determine that no abuses exist and the equities of the situation strongly support an exemption.

            5. No Advisory Person of the Advisor or any of the Funds shall accept any gift or other thing of more then de minimis value from any person or entity that does business with or on behalf of any Client (or with respect to an Advisory Person of the Funds, with or on behalf of any of the Funds).

            6. No Advisory Person of the Advisor shall serve on the governing board of any publicly traded companies without the prior written approval of the Review Officer. Prior to granting any such approval, the Review Officer shall determine that such board service is consistent with the interests of Clients and shall ensure that appropriate "Chinese Wall" or other procedures are in place to isolate such Advisory Person from persons making investment decisions as to securities of any such company.

      E.    Exempted Transactions

            The restrictions of Sections I.D.1 and I.D.4 above shall not apply to:

            1. Purchases or sales effected in any account over which such person has no direct or indirect influence or control;

            2. purchases or sales which are nonvolitional on the part of the person or the Clients;

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            3.    purchases which are part of an Automatic Investment Plan;

            4. purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

            5. purchases and sales which receive prior approval in writing by the Review Officer (a) as only remotely potentially harmful to any Client because they would be very unlikely to affect a highly institutional market or because they clearly are not economically related to the securities to be purchased or sold or held by any Clients or (b) as not representing any danger of the abuses prescribed by Rule 17j-1 and Rule 204A-1, but only if in each case the prospective purchaser has identified to the Review Officer all factors of which he or she is aware which are potentially relevant to a conflicts of interest analysis, including the existence of any substantial economic relationship between his or her transactions and securities held or to be held by any Clients.

      F.    Compliance with Law

            All Access Persons and Supervised Persons shall comply with all applicable federal securities laws.

II.   REPORTING

      A. Quarterly Requirements for all Access Persons Except Disinterested Trustees

            1. Each Access Person, other than the Disinterested Trustees subject to Section II.B.1 below, shall file with the Review Officer quarterly reports containing the information required in Section II.A.2 of this Code with respect to securities brokerage accounts established during the preceding quarter and all transactions during the preceding quarter in any securities in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. When no transactions subject to these reporting requirements have been effected during a quarter, an Access Person shall file a report representing that no such transactions were effected.

            2. Every Report shall be made no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

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                  (i)   with respect to each transaction during the quarter -

                  a. the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Security involved;

                  b. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  c.    the price at which the transaction was effected;

                  d. the name of the broker, dealer or bank with or through whom the transaction was effected; and

                  e.    the date that the Report is submitted.

                  (ii) with respect to each account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person -

                  a. the name of the broker, dealer or bank with whom the Access Person established the account;

                  b.    the date the account was established; and

                  c.    the date that the Report is submitted.

            3. Any report may contain a statement that it shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

            4. The Review Officer may require that an Access Person request any broker-dealer with which he or she maintains a securities account to send duplicate copies of statements and confirmations to the Review Officer.

            5. No Access Person need include in any transaction report information with respect to purchases that are part of an Automatic Investment Plan.

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      B.    Quarterly Requirements for Disinterested Trustees

            1. Every Disinterested Trustee who is an Access Person solely by reason of being a member of the Board of a Fund shall file with the Review Officer a report containing the information required in the above Section II.A of this Code of Ethics with respect to transactions in any securities in which such person has, or by reason or such transactions acquires, any direct or indirect beneficial ownership, except exempted transactions listed under Section I.E.1, if such Disinterested Trustee, at the time of that transaction, knew or should have known, in the ordinary course of pursuing his or her official duties as a Trustee, that during the 15-day period immediately preceding or after the transaction by the Disinterested Trustee:

                  a. such security was being purchased or sold by any of the Funds; or

                  b. such security was being considered for purchase or sale by any of the Funds.

            2. Notwithstanding the preceding sentence, any Disinterested Trustee may, at his or her option, report the information described in Section II.A.2 with respect to any one or more transactions and may include a statement that the report shall not be construed as an admission that the person knew or should have known of portfolio transactions by the Funds in such securities.

      C.    Annual Reporting of Securities Holdings

            1. All Access Persons and Supervised Persons shall be provided with a copy of this Code of Ethics and any amendments thereto and shall provide a written acknowledgment that he or she has read and understood the Code and recognizes that he or she is subject thereto. All Access Persons and Supervised Persons shall provide an annual report certifying that (i) he or she has read and understood this Code of Ethics and recognizes that he or she is subject thereto and (ii) he or she has complied with the requirements of this Code of Ethics and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

            2. Each Access Person, other than the Disinterested Trustees, shall file with the Review Officer, not later than February 14 of each year, the following information (which information must be current as of the immediately preceding December 31):

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                  a.    The title and type of Security, and as applicable the
                        exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership;

                  b. the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                  c. the date on which the report is submitted by the Access Person.

      D.    Initial Reporting of Securities Holdings

            Each Access Person who becomes an Access Person, other than the Disinterested Trustees, shall file with the Review Officer, not later than 10 days after the person becomes an Access Person, the following information current as of a date no more than 45 days prior to the date the person becomes an Access Person:

            1. the title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership;

            2. the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

            3.    the date the report is submitted by the Access Person.

      E.    Exception from Reporting

            No Access Person shall be required to report transactions pursuant to the foregoing Sections II.A-II.D effected for, and securities held in, any account over which such Access Person has no direct or indirect influence or control, except that such Access Person (other than a Disinterested Trustee) must file a written certification stating that he or she has no direct or indirect influence or control over the account in question.

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      F.    Annual Reports to Governing Boards

            The Secretary of the Funds, and an authorized officer of the Advisor, each Subadvisor and the Distributor shall cause to be prepared and delivered annually to each of the Boards of the Funds a report:

            1. summarizing existing procedures concerning personal investing and reviewing any changes effected in such procedures during the year;

            2. identifying any issues arising under their respective Codes of Ethics since the last report to the governing Boards, including, without limitation, information about material violations and any sanctions or remedial actions during the past year;

            3. identifying any recommended changes in existing restrictions or procedures based upon the Funds' experience under this Code of Ethics, evolving industry practice or developments in applicable laws or regulations; and

            4. certifying that the Funds, Advisor, Subadvisor or Distributor, as the case may be, has adopted procedures reasonably necessary to prevent such entity's Access Persons from violating the applicable Code of Ethics, Rule 17j-1 and, in the case of an Advisor or Subadvisor, Rule 204A-1.

III.  REVIEW AND APPROVAL OF CODES OF ETHICS AND COORDINATION WITH THE
      SUBADVISORS

      A.    General

            Any amendment of the terms of this Code of Ethics shall be effective with respect to a Fund upon the approval of the terms of the Amendment by the governing board of such Fund. Any amendment of the terms of this Code of Ethics shall be effective with respect to the Advisor or Distributor upon approval of an authorized party of such entity. All material amendments to this Code of Ethics with respect to the Advisor or Distributor will be submitted to the governing Boards of the Funds for review and approval in accordance with Rule 17j-1. In accordance with certain contractual arrangements, the Funds, the Advisor and the Distributor share certain directors, trustees, officers and employees, including personnel responsible for compliance with this Code of Ethics. Accordingly, reports or reviews required under this Code of Ethics by virtue of an individual's affiliation with two or more of the Advisor, the Distributor or the Funds will be made jointly to the extent possible to avoid unnecessary duplication of procedures.

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      B.    Subadvisors' Codes of Ethics

            Each Subadvisor shall adopt, and deliver to the Funds a copy of, a Code of Ethics pursuant to Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act which seeks to ensure that all individuals who are Access Persons of any of the Funds by virtue of their affiliation with a Subadvisor comply with the terms of this Code of Ethics by providing procedures and restrictions substantially equivalent to those set forth herein, except to the extent variations therein are expressly approved by the governing Boards of the Funds. Accordingly, requirements for reports, reviews and other procedures set forth herein shall be satisfied for individuals who are Access Persons of the Funds by virtue of their affiliation with a Subadvisor by equivalent procedures effected by such Subadvisor. Each Subadvisor shall present its Code of Ethics and all material amendments thereto to the governing Boards of the Funds for review and approval in accordance with Rule 17j-1. The Boards must approve each material amendment to each Subadvisor's Code of Ethics no later than six months after the adoption of the amendment.

            Each Subadvisor shall submit, quarterly, a certification to the Funds which states:

            1. The Code of Ethics of the Subadvisor in the form delivered to the Funds remains in full force and effect and satisfies the requirements of Section 17(j) of the 1940 Act, Rule 17j-1 thereunder and Rule 204A-1 under the Advisers Act; and

            2. no material violations of the Code of Ethics of the Subadvisor relating to Access Persons of any of the Funds occurred during the period since delivery of the last certification (if any material violations have occurred, the certification shall include all relevant details).

IV.   REVIEW

      The Review Officer shall review all of the reports furnished under Section II hereof to determine whether a violation of this Code of Ethics has occurred. In reviewing transactions, the Review Officer shall take into account the exemptions allowed under Section I.E. Before making a determination that a violation has been committed, the Review Officer shall give such person an opportunity to supply additional information regarding the transaction in question.

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V.    SANCTIONS

      A. Sanctions for Violations by Supervised Persons and Access Persons Other than Disinterested Trustees

            If the Review Officer determines that a violation of this Code has occurred, he or she shall so advise the appropriate governing Board and that Board may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator. Without limiting the generality of the foregoing, any financial profits realized by an individual through prohibited personal investment activities described in Section I.D. may be required to be disgorged. All material violations of the Code and any sanctions imposed as a result thereto shall be reported to the appropriate governing Board.

      B.    Sanctions for Violations by Disinterested Trustees

            If the Review Officer determines that any Disinterested Trustee has violated this Code, he or she shall so advise the President of the affected Fund, as appropriate, and also a committee consisting of the Disinterested Trustees (other than the person whose transaction is at issue) and shall provide the committee with the report, the record of pertinent actual or contemplated portfolio transactions, and any additional information supplied by such person. The committee, at its option, shall either impose such sanctions as it deems appropriate or refer the matter to the full Board, which shall impose such sanctions as it deems appropriate.

VI.   MISCELLANEOUS

      A.    Access Persons

            The Review Officer will identify all Access Persons who are under a duty to make reports under this Code and will inform such persons of such duty, except that persons who are Access Persons by virtue of their affiliation with a Subadvisor shall be identified and informed by an appropriate officer of that Subadvisor. Any failure by the Review Officer to notify any person of his or her duties under this Code shall not relieve such person of his or her obligations hereunder.

      B.    Records

            The Fund, the Advisor, and the Distributor shall maintain records as set forth below in an easily accessible place at its principal place of business, which records may be maintained in micrographic or electronic form under the conditions described in Rule 31a-2(f) under the 1940 Act and, if applicable,

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            Rule 204-2(g) under the Advisers Act, and shall be available for examination by representatives of the Securities and Exchange Commission ("SEC"):

            1. a copy of this Code and any other code which is, or at any time within the past five years has been, in effect;

            2. a record of any violation of this Code and of any action taken as a result of such violation shall be preserved for a period of not less than five years following the end of the fiscal year during which the last entry was made on such record;

            3. a record of all written certifications as required by Section II.C.1 of this Code for each person who is currently, or within the past five years was, an Access Person or Supervised Person;

            4. a copy of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made;

            5. a list of all persons who are, or within the past five years have been, Access Persons;

            6. a copy of each report furnished pursuant to Section II.F of this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made; and

            7. a record of any decision, and the reasons supporting the decision, to approve the acquisition by any Access Person or Advisory Person of any security under I.D.3 (private placements), I.D.4 (securities held less than 60 days), or I.E.5 (non-abusive transactions) shall be preserved for a period of not less than five years from the end of the fiscal year in which the approval is granted.

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      C.    Reporting of Violations

            All Access Persons and Supervised Persons must promptly report any violations of this Code of Ethics to the Chief Compliance Officer of the Fund, Advisor, Subadvisor, or Distributor, as appropriate.

      D.    Confidentiality

            All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except that the same may be disclosed to the Boards of the Funds, to any regulatory or self-regulatory authority or agency upon its request or as required by law or court or administrative order.

      E.    Interpretation of Provisions

            The governing Boards of the Funds may from time to time adopt such interpretations of this Code as they deem appropriate.

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